Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak, Novoste Corporation
President and Chief Executive Officer
(770) 717-6096

NOVOSTE TERMINATES MERGER AGREEMENT WITH ONI

NORCROSS, GA.—(BUSINESS WIRE)—September 26, 2005—Novoste Corporation (NASDAQ: NOVT) announced today that it has terminated its merger agreement with ONI Medical Systems, Inc. after Novoste’s shareholders, at today’s reconvened special meeting of shareholders in lieu of an annual meeting, failed to approve the issuance of shares of Novoste common stock necessary to complete the merger with ONI.

At the meeting, shareholders also voted to re-elect directors Thomas D. Weldon and Charles E. Larsen to terms that expire at the 2008 annual meeting.

About Novoste

Novoste common stock is traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s web site at www.novoste.com.